UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8–A /A
(Amendment No. 1 to Form 8-A originally filed on October 9, 2001)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

UNITED RENTALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-14387	06-1522496
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park Greenwich, CT		06831
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (203) 622-3131

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box:   ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Rights to Purchase Series E Junior Participating Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

United Rentals, Inc. (the “Company”) hereby amends its registration statement on Form 8-A (the “Form 8-A”) filed with the Securities and Exchange Commission (the “Commission”) on October 9, 2001 (File No. 001-31370) as set forth below.

Item 1.	Description of Registrant’s Securities to be Registered

Item 1 of the Form 8-A is hereby supplemented as follows:

The Company announced on July 23, 2007 that it had entered into an Agreement and Plan of Merger, dated as of July 22, 2007 (the “Merger Agreement”), among RAM Holdings, Inc., a Delaware corporation (“Parent”), RAM Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”) upon satisfaction or waiver of the conditions to closing of the Merger, with the Company continuing as the surviving corporation. Concurrently with execution of the Merger Agreement, Parent and Merger Sub also entered into a voting agreement (the “Voting Agreement”) with certain stockholders of the Company and a warrant holders agreement (the “Warrant Holders Agreement”) with certain warrant holders of the Company pursuant to which such stockholders and warrant holders agreed, among other things, to vote the shares of capital stock beneficially owned by them in favor of the adoption of the Merger Agreement.  The Company’s Current Report on Form 8-K, filed with the Commission on July 24, 2007, contains a description of the Merger Agreement, the Voting Agreement and the Warrant Holders Agreement, as well as copies of the full text of such agreements.

In connection with the Company’s execution of the Merger Agreement, the Company amended the Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of September 28, 2001 (the “Rights Agreement”). The amendment (the “Rights Agreement Amendment”), which was effective July 22, 2007, provides that neither the execution of the Merger Agreement (or the Voting Agreement or the Warrant Holders Agreement) nor the consummation of the Merger or other transactions contemplated by the Merger Agreement (or the Voting Agreement or Warrant Holders Agreement) will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement.  In particular, neither Parent, Merger Sub nor any of their affiliates or associates shall be deemed to be an “Acquiring Person” and neither a “Shares Acquisition Date” nor a “Distribution Date” shall be deemed to have occurred, in each case solely by virtue of, or as a result of the approval, execution, delivery, adoption or performance of the Merger Agreement or the consummation of the Merger or any other transactions contemplated by the Merger Agreement (or the Voting Agreement or the Warrant Holders Agreement).

The foregoing description of the Rights Agreement Amendment does not purport to be complete, and is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, a copy of which is attached hereto as Exhibit 2 and incorporated herein by reference.

Item 2.	Exhibits

Item 2 of the Form 8-A is hereby amended by adding the following exhibit filed herewith:

Exhibit No.	Description

2

First Amendment to the Rights Agreement, dated as of July 22, 2007, between United Rentals, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on July 24, 2007).

SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 6, 2007	UNITED RENTALS, INC.

	By:	/s/ Roger E. Schwed

	Name:	Roger E. Schwed
	Title:	General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2

First Amendment to the Rights Agreement, dated as of July 22, 2007, between United Rentals, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 of the Company’s Report on Form 8-K filed on July 24, 2007).